House Lease Agreement

Party A: Dabaiyu Community Residents Committee
Party B: Taian Senlin Pharmaceutical Co., Ltd.

Based on the principles of equality, voluntariness and mutual benefit, Party A and Party B have entered the following Agreement on Party A renting partial of its less-than-carload steel structure warehouse in Taian Logistics Center and partial of its office building to Party B for drugs storage, operation and office through friendly negotiation:
I.	House location and area: (see the attached map).
II.	Lease term: The lease term is five years from March 1, 2009 to February 28, 2014.
III.
Rent: The rent of the warehouse is RMB 6 per month for every square meter, totaling 1,224 square meters (about 13,175 square feet); and the rent of the office building is RMB 8 per month for every square meter, totaling 162 square meters ( about 1,743 square feet). The price is only applicable to three calendar years of 2009, 2010 and 2011. The future annual rent shall be determined by Party A and Party B according to the rising condition of the state price index.

IV.
Payment method: RMB 30,000 rents of 2009 shall be pre-paid within one month after signing the Agreement and the rent of the current year shall be paid off before the end of June 2009. The rent shall be paid before using since January 1, 2010 and it shall be paid quarterly. The rent of the next quarter shall be paid off by the end of each quarter; otherwise, if Party B delays to pay, Party B shall pay overdue fee to Party A according to 5% of the annual rent for each overdue day. According to the investment attraction policy of Taian Logistics Center, Party B shall rebuild, so it is the preference period without paying rent before the end of February 2009.

V.	Rights and obligations of Party A and Party B:
1.
Party B shall operate legally during the lease term; otherwise, it shall assume the responsibility for violation independently and all losses of Party A aroused. Party A has the right to put forward to terminate the Agreement.

2.
Party B shall rebuild at its own expense according to the storage demand after being permitted by Party A during the lease term. Without written permission of Party A, Party B shall not wholly sublease to reap gains and shall not increase any facilities. If Party B needs to construct temporary building, it shall be agreed by Party A. If the leased house is occupied by the state and collective, the Agreement is terminated and Party B shall remove by itself; otherwise, it shall assume the economic loss of Party A aroused.

3.	Party B shall obey the safe production management of Party A and assume the corresponding obligation and responsibility during the lease term.
4.
During the lease term, if the Agreement is terminated at midway or expires, the office facilities and decorations invested for operation demand shall be disposed by Party B itself and Party A shall not compensate for it.

5.
Party B shall be responsible for repairing and assuming the expenses during the using. If Party B does not continue to lease at the expiration of the Agreement, Party B shall return the house to Party A. Party B has the priority to lease the house under the same conditions.

6.
Party A shall be responsible for achieving three links of water, electricity and road; and keeping them in good condition during the lease term. Party B shall obey the management of Party A and timely pay the fees of water, electricity and sanitation. Also, Party B shall keep clean of the location and order of the vehicle.

7.	If Party B employs workers like cleaner and loader, or the transportation vehicle, Party A’s residents have priority under the same conditions.
8.	Within the lease term, Party A shall coordinate various matters related to the market normal operation for Party B.
VI.	Matters unmentioned here shall be determined by both parties through negotiation.
VII.	Dispute aroused during the lease term shall be solved by both parties through negotiation; if the negotiation fails, it shall appeal to the local People’s Court.
VIII.	The Agreement has four copies, with Party A and Party B holing two respectively, covering the same legal effect; and it shall take effect after being signed and sealed.

Signature (seal) of Party A: Tang Jihe	Signature (seal) of Party B: Kong Lingjin
Dabaiyu Community Residents Committee, Xujialou Street Office, Taishan District, Taian City

September 2008